SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to § 240.14a-12

STANDARD PACIFIC CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

STANDARD PACIFIC CORP.

15326 Alton Parkway

Irvine, California 92618-2338

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2006

The 2006 Annual Meeting of Stockholders of Standard Pacific Corp. will be held at the Fairmont Hotel located at 4500 MacArthur Blvd., Newport Beach, CA 92660, on Wednesday, May 10, 2006 at 10:30 a.m., local time, for the following purposes:

(1)	To elect three directors, constituting Class III of the Board of Directors, to hold office for a three-year term and until their successors are duly elected and qualified;

(2)	To consider a stockholder proposal regarding energy efficiency; and

(3)	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 13, 2006 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any and all postponements and adjournments thereof.

In order to constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of common stock of the Company be present in person or be represented by proxy. Your attention is directed to the accompanying proxy statement. To assure your representation at the Annual Meeting, please date, sign and mail the enclosed proxy card for which a return envelope is provided. Alternatively, you may provide voting instructions by telephone or the Internet, 24 hours a day, 7 days a week. Please follow the voting instructions printed on the enclosed proxy card. Stockholders who attend the Annual Meeting may vote in person even though they have previously mailed their proxy card or provided voting instructions via telephone or the Internet.

By Order of the Board of Directors

CLAY A. HALVORSEN

Secretary

Irvine, California

March 27, 2006

PROXY STATEMENT

STANDARD PACIFIC CORP.

15326 Alton Parkway

Irvine, California 92618-2338

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2006

GENERAL INFORMATION

This proxy statement is being mailed to stockholders on or about March 30, 2006 in connection with the solicitation on behalf of the Board of Directors of Standard Pacific Corp., a Delaware corporation, of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 10, 2006, at the Fairmont Hotel located at 4500 MacArthur Blvd., Newport Beach, CA 92660, at 10:30 a.m., local time, and at any and all postponements and adjournments thereof.

The entire cost of this solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending proxies and proxy materials to beneficial owners. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile, e-mail or personally. The Company has engaged Mellon Investor Services, LLC to assist in the solicitation of proxies. The fee for such services will be approximately $6,000 plus reasonable expenses.

RECORD DATE AND VOTING

All voting rights are vested exclusively in the holders of the Company’s common stock, par value $.01 per share, each share of which is entitled to one vote on each matter presented for action by the stockholders at the Annual Meeting. Only stockholders of record as of the close of business on March 13, 2006 are entitled to receive notice of and to vote at the Annual Meeting. As of March 13, 2006, the Company had outstanding a total of 66,679,082 shares of common stock. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding common stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

The persons named in the accompanying proxy card will vote shares represented by all valid proxies in accordance with the instructions contained thereon. In the absence of instructions, shares represented by properly completed proxies will be voted:

•	FOR the election of the Class III directors of the Company designated herein as nominees (see “Election of Directors” at page 4 of this proxy statement); and

•	AGAINST approval of an energy efficiency stockholder proposal (see “Management’s Statement in Opposition to Proposal No. 2” at page 8 of this proxy statement).

Any stockholder may revoke his or her proxy at any time prior to its use by writing to the Secretary of the Company, by voting again via mail, telephone or the Internet, or by attending the Annual Meeting and casting his or her vote in person. A stockholder’s last timely vote will be the vote that is counted.

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which a broker or nominee has physically indicated on the proxy or indicated electronically that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Under such circumstances, the broker non-vote will have no effect on the outcome of the vote on such proposal.

Stockholders can provide voting instructions by telephone by calling toll free 1-866-540-5760 from the U.S. or Canada, or via the Internet at www.proxyvoting.com/spf at anytime before 11:59 p.m. Eastern Time on May 9, 2006. Stockholders may call 1-201-329-8660 with questions regarding voting. Telephone and Internet voting access is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on May 9, 2006. Please have the proxy card in hand when you telephone or visit the website.

Proposal No. 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, with each of the classes having three directors (subject to vacancies) and only one class being elected each year. In 2006, three directors are to be elected as Class III directors for a term of three years or until the election and qualification of their respective successors. The current Class III directors (whose terms expire on the date of the Annual Meeting) are Michael C. Cortney, Ronald R. Foell and Jeffrey V. Peterson.

Nominees for Election

The Board of Directors has nominated each of the current Class III directors for election as Class III directors at the Annual Meeting. The following table sets forth information with respect to each nominee. The information set forth below as to each nominee has been furnished by the nominee.

Name and Present Position, if any, with the Company	Age	Period Served as Director or Executive Officer of the Company and Other Business Experience During the Past Five Years
Michael C. Cortney(1) President	58	Director since May 2000 and President of the Company since May 2001. Mr. Cortney joined the Company in 1982 and served as President of its Northern California homebuilding division from 1985 until August 2000.

Ronald R. Foell(1)(2)	77	Director since 1967 and President of the Company from 1969 until October 1996. Mr. Foell is a private investor.

Jeffrey V. Peterson (3)(4)	60	Director since May 2000 and a private investor. Mr. Peterson served as Managing Director of Trust Company of the West from 1992 to 2005. From 1987 until 1992, Mr. Peterson was Managing Director of Investment Banking for Kidder Peabody & Co.

(1)	Member of the Executive Committee of the Board of Directors.

(2)	Member of the Audit Committee of the Board of Directors.

(3)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.

(4)	Member of the Compensation Committee of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR CLASS III DIRECTOR. Assuming the presence of a quorum, directors will be elected by a plurality of the votes of the shares present and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the election of directors because such election is by a plurality vote. Unless instructed otherwise in the proxy, the persons named on the enclosed proxy card will vote all proxies received by them in favor of election of the three nominees named above. The Board of Directors does not contemplate that any of its proposed nominees listed above will become unavailable for any reason, but if such unavailability should occur before the Annual Meeting, proxies will be voted for another nominee selected by the Board of Directors.

Other Directors

The following table sets forth certain information with respect to the other directors of the Company. The information as to each director has been furnished by the director.

Name and Present Position, if any, with the Company	Age	Class of Director	Term Expires	Period Served as Director or Executive Officer of the Company and Other Business Experience During the Past Five Years
Andrew H. Parnes Executive Vice President— Finance and Chief Financial Officer	47	Class I	2007	Director since May 2001. Executive Vice President—Finance of the Company since January 2004 and prior to that Senior Vice President—Finance since January 2001. Mr. Parnes joined the Company in 1989 and has served as its Chief Financial Officer since July 1996.

James L. Doti(1)	59	Class I	2007	Director since May 1995. President of Chapman University since 1991 and professor of economics since 1974. Dr. Doti is also a Director of First American Corporation, a financial services company, and Fleetwood Enterprises, Inc., a producer of manufactured housing and recreational vehicles.

Frank E. O’Bryan(2)	72	Class I	2007	Director since October 2003 and a private investor. Prior to that, Mr. O’Bryan served as Chairman of the Board of Directors of WMC Mortgage Company from 1997 to 2003. Mr. O’Bryan is also a Director of The First American Corporation and Farmers & Merchants Bank of Long Beach.

Stephen J. Scarborough(3) Chairman of the Board and Chief Executive Officer	57	Class II	2008	Director since May 1996. Chief Executive Officer of the Company since January 2000, and Chairman of the Board since May 2001. Mr. Scarborough also served as President of the Company from October 1996 through May 2001. Mr. Scarborough joined the Company in 1981 as President of the Company’s Orange County, California homebuilding division.

Douglas C. Jacobs(1)(4)	65	Class II	2008	Director since May 1998. Executive Vice President- Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a family and a family trust, including the Cleveland Browns, a professional football team, since January 1, 2006. Prior to that, Executive Vice President—Finance, Chief Financial Officer and Treasurer of the Cleveland Browns from March 2001 to December 2005. Prior to that Mr. Jacobs, among other things, served as a Partner of the accounting firm of Arthur Andersen LLP. Mr. Jacobs is also a Director of Stoneridge, Inc., a designer and manufacturer of electronic systems for motor vehicles, and a member of its Audit Committee.

Name and Present Position, if any, with the Company	Age	Class of Director	Term Expires	Period Served as Director or Executive Officer of the Company and Other Business Experience During the Past Five Years
Larry D. McNabb(2)(4)	57	Class II	2008	Director since May 1999. Vice Chairman of Vicor, Inc., a technology provider of accounts receivables solutions since December 2003 and Chief Executive Officer prior to this and since December 2000. Prior to that Mr. McNabb served Vicor Financial Services, Primary Payment Systems and Bank of America in various executive capacities.

(1)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.

(2)	Member of the Compensation Committee of the Board of Directors.

(3)	Member of the Executive Committee of the Board of Directors.

(4)	Member of the Audit Committee of the Board of Directors.

Director Independence

The Board has determined that Messrs. Foell, Peterson, Jacobs, McNabb, O’Bryan and Dr. Doti are each independent directors within the meaning of Section 303A.02 of the New York Stock Exchange listing standards.

Proposal No. 2

STOCKHOLDER PROPOSAL CONCERNING

ENERGY EFFICIENCY

The Company has received a stockholder proposal from The Nathan Cummings Foundation (“NCF”), located at 475 Tenth Avenue, 14th Floor, New York, New York 10018. NCF has requested that the Company include the following proposal in its Proxy Statement for the 2006 Annual Meeting of Stockholders, and if properly presented this proposal will be voted on at the Annual Meeting. NCF has advised us that it beneficially owns approximately 5,100 shares of the Company’s common stock. The stockholder proposal is quoted verbatim in italics below.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 2.

Proposal No. 2

THE NATHAN CUMMINGS’ ENERGY EFFICIENCY RESOLUTION

WHEREAS:

Rising energy costs and concerns about energy security, climate change and the burning of fossil fuels are focusing increasing amounts of attention on energy efficiency. The G8 recently agreed to a wide-ranging “Action Plan” to promote energy efficiency and in the US, over 40 bills dealing with energy efficiency were introduced to Congress in the first six months of 2005 alone. Domestic regulations addressing the matter continue to gain momentum. Many of these regulations address the energy efficiency of America’s buildings.

According to estimates by the Environmental Protection Agency, residential and commercial buildings account for approximately 40 percent of the energy and 70 percent of the electricity consumed in the United States each year. In April, a report by the Energy Information Administration found that of the recommendations made by the National Commission on Energy Policy, those regarding new building and appliance efficiency standards were among the recommendations with the largest potential impacts on energy production, consumption, prices and fuel imports.

At the federal level, attempts to increase the overall energy efficiency of America’s homes include the new energy bill, which includes tax credits for making energy efficiency improvements in new and existing homes. At the local level, at least 46 state, county and city governments have adopted policies requiring or encouraging the use of the US Green Building Council’s Leadership in Energy and Environmental Design (LEED) program, which places a heavy emphasis on energy efficiency among other things.

Industry associations are also promoting the benefits of green building. The National Association of Home Builders (NAHB) has called green building a ‘quiet revolution’ and in an effort to help mainstream builders meet the needs of the growing green market, recently released its own green home building guidelines. According to a recent article about energy efficient buildings in the San Francisco Chronicle, “The marketing frenzy swirling around the word ‘green’ resembles a new gold rush.”

While energy efficient green building may currently appear to be a niche market, broader market and regulatory trends indicate that energy efficient green building considerations are becoming increasingly important to mainstream builders. According to John Loyer, a specialist with the NAHB, “[I]t’s getting an enormous amount of attention. It’s quickly becoming a question for our high-producing guys of ‘why aren’t you green?’”

As concerns about rising energy prices, climate change and energy security continue to increase, the focus on energy efficiency will only intensify. It is vital that our company be well positioned to compete going forward. Taking action to improve energy efficiency can result in financial and competitive advantages to the company. Ignoring this quickly growing trend could result in our company being an industry laggard and expose it to the potential for competitive, reputational and regulatory risk.

RESOLVED:

The shareholders request that the Company assess its response to rising regulatory, competitive, and public pressure to increase energy efficiency and report to shareholders (at reasonable cost and omitting proprietary information) by September 1, 2006.

Management’s Statement in Opposition to Proposal No. 2

NCF states in its proposal that “It is vital that our company be well positioned to compete going forward”, noting that “energy efficiency can result in financial and competitive advantages to the company” and that “ignoring this quickly growing trend could result in our company being an industry laggard and expose it to the potential for competitive, reputational, and regulatory risk.” The Company agrees with NCF that it is vital that the Company be well positioned to compete in each of its local markets, including in the area of energy efficiency. We believe our decentralized operating structure, which provides our divisional managers with significant operational autonomy at the local level, positions us to continuously evaluate and quickly respond to energy efficiency market opportunities, as well as regulatory, competitive, and public pressure in this area.

Regulatory Developments.    As NCF notes in their proposal, over the last several years, many state, county and city governments have acted to require homebuilders to build more energy efficient homes. In each instance in which new regulation impacted a Company community, our local management team was able to quickly implement any necessary change to cause our operations to be in full compliance with the new regulation. In the future, we expect our local managers to continue to have the autonomy to timely respond to regulatory changes.

Competition.    Our local managers give appropriate consideration to consumer preferences and competitive considerations in the design of our homes, including design elements impacting energy efficiency. In some instances, our local managers have found it to be a competitive advantage to build energy efficient homes. For instance, each home built by our Tucson division in the Tucson Electric Power Company’s (“TEP”) certificated area qualifies for the TEP guaranty program. In that area, because we build to the standards of TEP’s rigorous guaranty program, each of our homebuyers receives a guaranty from TEP that the cost of heating and cooling their home will not exceed a specified cap. In the future, we expect our local managers will recognize, and continue to have the autonomy to take advantage of, voluntary local energy efficiency programs and other energy related market opportunities that will enhance the Company’s ability to compete.

Reputational Advantage.    In other instances, our local managers have decided to build energy efficient projects because we wanted to demonstrate our leadership on environmental issues. For instance, our Orange County division’s Covenant Hills at Ladera Ranch project was part of a green development program designed to create healthy homes, use natural resources wisely, and preserve the natural environment. Among other things, each home built in the Covenant Hills green project was required to satisfy green site and landscape design, water conservation, and energy efficiency requirements. In the future, we expect our local managers will have the autonomy to take local actions designed to enhance our reputation with respect to the environment.

Board Recommendation

The Board of Directors believes the Company is well positioned to take advantage of energy efficiency related market opportunities and to manage the potential regulatory, competitive and reputational risk associated with energy efficiency issues as described above. In light of the foregoing, the Board of Directors believes the

Company has addressed the issues that NCF has requested the Company report on to stockholders, rendering passage of the NCF proposal unnecessary. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE APPROVAL OF PROPOSAL NO. 2.

Assuming the presence of a quorum at the Annual Meeting, under Delaware law, the affirmative vote of the holders of a majority of the shares represented and entitled to vote on the proposal is necessary for its approval. As a result, abstentions will be treated as votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote. Unless instructed otherwise in the proxy, the persons named on the accompanying form of proxy will vote all proxies against the proposal. Please note that if the proposal passes, the Company may consider whether it is appropriate to take the requested action, but it will not be legally obligated to do so.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 13, 2006 (except as noted otherwise) regarding ownership of the Company’s shares of common stock by (1) each director of the Company and each executive officer of the Company named in the Summary Compensation Table, (2) all directors and executive officers of the Company as a group, and (3) each person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock. This table is based on information supplied to the Company by the executive officers, directors and principal stockholders and on Schedule 13Gs filed with the Securities and Exchange Commission.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Outstanding Shares **
Directors and Executive Officers
Stephen J. Scarborough	2,160,391	3.24
Michael C. Cortney	1,008,971	1.51
Andrew H. Parnes	339,669	*
Scott D. Stowell	235,291	*
Kathleen R. Wade	85,777	*
Douglas C. Krah	79,479	*
Dr. James L. Doti	21,000	*
Ronald R. Foell	373,248	*
Douglas C. Jacobs	37,000	*
Frank O’Bryan	13,000	*
Larry D. McNabb	37,000	*
Jeffrey V. Peterson	39,000	*
Directors and Executive Officers as a Group (15 persons)	4,719,522	7.08
5% Beneficial Owners
Earnest Partners, LLC(3)	6,642,034	9.96
Nominingue Asset Management, LLC(4)	6,210,606	9.31
Wellington Management Company, LLP(5)	5,044,822	7.57
Barclays Global Investors Japan Trust and Banking Company Limited(6)	4,130,238	6.19

*	Less than one percent.

**	Applicable percentage of ownership is based on 66,679,082 shares of the Company’s common stock outstanding as of March 13, 2006.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise noted, and subject to applicable community property laws, each individual has sole voting and investment power with respect to the shares indicated. Shares of common stock subject to options currently exercisable or exercisable within 60 days after March 13, 2006, are deemed outstanding for computing the share amount and the percentage ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage of any other person.

(2)	The total number of shares listed in the “Amount and Nature of Beneficial Ownership” column for each named executive officer and director includes the following number of shares subject to options held by such named executive officer or director which are exercisable within 60 days after March 13, 2006: Mr. Scarborough 1,174,202, Mr. Cortney 619,670, Mr. Parnes 239,000, Mr. Stowell 156,398, Ms. Wade 32,000, Mr. Krah 13,000, Mr. Foell 48,000, Mr. Jacobs 34,000, Mr. McNabb 30,000, Mr. Peterson 36,000, Mr. O’Bryan 8,000 and all directors and executive officers as a group 2,545,038.

(3)	Earnest Partners, LLC beneficially owns 6,642,034 shares of common stock of the Company, 1,917,999 shares with respect to which it has sole voting power, 2,454,735 shares with respect to which it has shared voting power, and 6,642,034 shares with respect to which it has sole dispositive power. The address of Earnest Partners, LLC is 75 Fourteenth Street, Suite 2300, Atlanta, Georgia 30309. This information is based on a Schedule 13G filed by Earnest Partners, LLC with the Securities and Exchange Commission on February 9, 2006.

(4)	Nominingue Asset Management, LLC possesses sole voting and dispositive power over the securities. The address of Nominingue Asset Management, LLC is 712 Fifth Avenue, New York, New York 10019. This information is based on a Schedule 13G filed by Nominingue Asset Management, LLC with the Securities and Exchange Commission on January 9, 2006.

(5)	Wellington Management Company, LLP beneficially owns 5,044,822 shares of common stock of the Company, 4,461,242 shares with respect to which it has shared voting power, and 5,044,822 shares with respect to which it has shared dispositive power. The address of Wellington Company Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. This information is based on a Schedule 13G filed by Wellington Company Management Company, LLP with the Securities and Exchange Commission on February 14, 2006.

(6)	Barclays Global Investors Japan Trust and Banking Company Limited beneficially owns 4,130,238 shares of common stock of the Company, 3,830,250 shares with respect to which it has sole voting power, and 4,130,238 shares with respect to which it has sole dispositive power. The address of Barclays Global Investors Japan Trust and Banking Company Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo, Shibuya-ku, Tokyo 150-0012 Japan. This information is based on a Schedule 13G filed by Barclays Global Investors Japan Trust and Banking Company Limited on January 20, 2006.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND CORPORATE GOVERNANCE

Committees of the Board of Directors

During fiscal year 2005, the Board of Directors had standing Audit, Compensation, Nominating and Corporate Governance, and Executive Committees. The current membership of each committee is as follows, with the chairman of the committee listed first.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Douglas C. Jacobs	Larry D. McNabb	Jeffrey V. Peterson	Stephen J. Scarborough
Ronald R. Foell	Jeffrey V. Peterson	Dr. James L. Doti	Michael C. Cortney
Larry D. McNabb	Frank E. O’Bryan	Douglas C. Jacobs	Ronald R. Foell

Audit Committee:    The Audit Committee, which held seven meetings during 2005, represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries. Under the Audit Committee’s charter, the Committee is required to meet at least four times per year or more frequently as circumstances dictate. The Committee has general responsibility for:

•	overseeing the internal controls and accounting and audit activities of the Company and its subsidiaries;

•	discussing the general types of information to be disclosed and presentation of earnings press releases;

•	reviewing and updating the written Audit Committee charter at least annually;

•	reviewing prior to filing with management and the Company’s independent auditors the Company’s annual financial statements and Annual Report on Form 10-K;

•	reviewing prior to filing with management and the Company’s independent auditors the Company’s quarterly financial statements and Quarterly Reports on Form 10-Q;

•	appointing the Company’s independent auditors;

•	pre-approving all audit engagement fees and terms and all non-audit engagements with the Company’s independent auditors;

•	reviewing the independence and effectiveness of the Company’s independent auditors, and their significant relationships with the Company;

•	approving the hiring by the Company of any current employee of the Company’s independent auditors or any former employee employed by the independent auditors within the prior one-year period;

•	approving major changes to the Company’s internal auditing and accounting principles and practices;

•	overseeing the integrity of the Company’s financial reporting processes and the fullness and accuracy of the Company’s financial statements;

•	establishing, reviewing and updating a Code of Ethical Conduct and ensuring that management has established a system to enforce this Code;

•	reviewing the Company’s guidelines and policies with respect to risk assessment and risk management;

•	reviewing legal compliance matters; and

•	performing any other actions that the Board of Directors deems appropriate.

The Audit Committee has been established in accordance with SEC rules and regulations, and all the members of the Audit Committee are independent directors as independence for audit committee members is defined in the New York Stock Exchange listing standards. In addition, the Board has determined that Douglas C. Jacobs qualifies as an “audit committee financial expert” within the meaning of the SEC rules and regulations.

Compensation Committee: The Compensation Committee, which held six meetings during 2005, represents the Board in discharging its responsibilities relating to the oversight of compensation paid to Company employees, directors and executives. All of the members of the Committee are independent directors as defined under the New York Stock Exchange listing standards. Under the Compensation Committee’s charter, the Committee is required to meet at least four times per year or more frequently as circumstances dictate. The Committee has general responsibility for:

•	reviewing and establishing compensation programs and levels of compensation for members of the Board and of persons designated as executive officers by the Board;

•	reviewing and making stock incentive grants and other related matters pertaining to the executive officers;

•	administration of the Company’s Management Incentive Bonus Plan and stock incentive plans (including the selection of employees to receive awards and the determination of the terms and conditions of such awards);

•	annually reviewing and appraising the performance of the Company’s Chief Executive Officer;

•	making recommendations to the Board of Directors on management succession relating to the selection of the Chief Executive Officer and other executive officer positions; and

•	establishing and reviewing compliance with director and executive officer stock ownership guidelines.

Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee held two meetings during 2005. All of the members of the Committee are independent directors as defined under the New York Stock Exchange listing standards. The Committee’s charter requires that the Committee meet at least once per year, or more frequently as circumstances dictate, and that it will have general responsibility for:

•	reviewing and recommending candidates to fill vacancies on the Board of Directors;

•	recommending the slate of directors to be nominated by the Board of Directors for election by the stockholders at the annual meeting of stockholders;

•	recommending to the Board of Directors the composition of board committees;

•	developing and implementing the Company’s Corporate Governance Principles;

•	monitoring a process to assess Board of Director’s effectiveness; and

•	considering properly submitted stockholder proposals, including proposals that nominate candidates for membership on the Board of Directors.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the Committee’s attention through current officers, directors, professional search firms, stockholders or other persons.

Once a potential nominee has been identified, the Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board of Directors. This assessment includes an evaluation of the nominees’ judgment and skills, such as depth of understanding of the Company’s industry, financial sophistication, leadership, and objectivity, all in the context of the perceived needs of the Board of Directors at that point in time. In addition to the foregoing, the Company’s Corporate Governance Guidelines provide that each member of the Board of Directors should have the following minimum characteristics:

•	the highest character and integrity;

•	an ability and desire to make independent and thoughtful analytical inquiries;

•	meaningful experience at a strategy/policy setting level;

•	outstanding ability to work well with others;

•	sufficient time available to carry out the significant responsibilities of a member of the Board; and

•	freedom from any conflict of interest (other than employment by the Company of an inside director) that would interfere with his or her independent judgment and proper performance of responsibilities as a member of the Board.

If a stockholder believes that he or she has identified an appropriate candidate willing to serve on the Company’s Board of Directors, that stockholder should submit the nomination for consideration to the Nominating and Corporate Governance Committee in accordance with the Company’s bylaws. The Nominating and Corporate Governance Committee will review properly submitted stockholder nominations in the same manner as it evaluates all other nominees.

The Company’s bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to the Company’s Corporate Secretary at the Company’s principal executive offices not later than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. Each notice must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board; and (v) the consent of each nominee to serve as a director of the Company if so elected.

Executive Committee: The Executive Committee, which held no meetings during 2005 but acted regularly by written consent, represents the Board in discharging all of its responsibilities between meetings of the Board of Directors, and may generally exercise all of the powers of the Board, except those powers expressly reserved by applicable law to the Board, in the management and direction of the business and conduct of the affairs of the Company, subject to any specific directions given by the Board.

Board of Directors Meetings, Compensation and Attendance

During 2005, the Company’s Board of Directors held five meetings in addition to the committee meetings discussed above. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served. In addition, the Company’s non-management directors held four meetings without the presence of management (executive sessions).

Non-management directors of the Company receive an annual fee of $35,000 payable in quarterly installments and receive $1,500 for each Board meeting attended. Each non-management director who is a member of a committee of the Board of Directors receives $1,500 for each committee meeting attended or $2,000 if the director is the chairman of a committee. In addition, the Chairman of our Audit Committee receives an annual stipend of $10,000.

For 2005, each non-management director also received, in lieu of stock options, an annual grant of 3,000 shares of restricted company common stock. For 2006, each non-management director will receive an annual grant of 4,000 shares of restricted Company common stock on the date of the Company’s annual meeting of stockholders. Newly elected or appointed non-management directors will receive 5,000 shares of restricted stock upon joining the Board of Directors. The restricted stock will vest 100% on the date of the Company’s first annual meeting of stockholders following the date of grant.

Directors are encouraged to attend annual meetings of the Company’s stockholders. The 2005 annual meeting of stockholders was attended by all of our incumbent directors.

Director Stock Ownership Guidelines

The Board of Directors has adopted Director Stock Ownership Guidelines for the purpose of further aligning the interests and actions of the Company’s directors with the interests of the Company’s stakeholders. Under the guidelines, each member of the Company’s Board of Directors is encouraged to own shares of common stock with a value of not less than five times the director annual cash retainer. The guidelines were adopted effective January 1, 2005 and contemplate a three year phase-in period to reach the targeted ownership levels. As of December 31, 2005, seven of the Company’s nine directors exceeded the guidelines, notwithstanding that compliance with the guidelines will not be fully phased in until December 31, 2007. The Director Stock Ownership Guidelines are accessible via the Company’s website at www.standardpacifichomes.com through the “Investor Relations” link under the heading, “Corporate Governance.”

Lead Independent Director

The Company’s Corporate Governance Guidelines provide that the Chairman of the Board of Directors will serve as the Lead Independent Director; provided, however, that if the Chairman of the Board of Directors is not independent, the Chairman of the Nominating and Corporate Governance Committee will serve as the Lead Independent Director. Our current Chairman of the Board, Stephen J. Scarborough, is also our Chief Executive Officer which means that he is not independent. Therefore, Jeffrey V. Peterson, Chairman of the Company’s Nominating and Corporate Governance Committee, is our Lead Independent Director. Our Lead Independent Director is the presiding director at all executive sessions of the non-management directors.

Communications with the Board

Stockholders may communicate with the Company’s Board of Directors, including its Lead Independent Director, by sending written communications to the attention of the Corporate Secretary at the Company’s principal executive offices listed on page 27 of this proxy statement. All stockholder communications received by the Company are compiled by the Corporate Secretary and forwarded to the Lead Independent Director, Committee Chairman, or other Board member as appropriate.

Corporate Governance Guidelines and Director Independence

Our Corporate Governance Guidelines provide a framework for the Company’s corporate governance initiatives and cover topics including, director independence, selection and composition of the Board of Directors and its committees, director compensation and performance of the Board of Directors. The Nominating and Corporate Governance Committee is responsible for, among other matters, overseeing and reviewing the guidelines and reporting and recommending to the Board of Directors any changes thereto.

The Corporate Governance Guidelines provide that a majority of the members of the Company’s Board of Directors must meet the criteria for independence as required by NYSE listing standards. As set forth in the guidelines, a director will be independent only if the Board of Directors determines, after consideration of all relevant facts and circumstances, that such director is a person who is free from any relationship that would interfere with the exercise of independent judgment as a member of the Board of Directors. In making that determination, the Board of Directors has adopted the categorical standards relating to director independence set forth in Section 303A.02(b) of the NYSE listing standards.

The Board determined that each of its members, except for Stephen J. Scarborough, Michael C. Cortney and Andrew H. Parnes, meet the aforementioned independence standards. Stephen J. Scarborough, Michael C. Cortney and Andrew H. Parnes do not meet the aforementioned independence standards because of their current positions as executive officers and employees of the Company.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s employees, including its senior financial and executive officers, as well as the Company’s directors. The Company will disclose any material waivers of, or amendments to, any provision of the Code of Business Conduct and Ethics that applies to the Company’s directors and senior financial and executive officers on its website, www.standardpacifichomes.com.

In addition, the Company has adopted a whistleblower procedure pursuant to which employees have access to our Board of Directors and senior management to raise any concerns about unethical business practices and other Company related concerns in confidence.

Certain Transactions

Jennifer Scarborough, daughter of our Chairman and Chief Executive Officer, Stephen J. Scarborough, is an employee of the Company, serving as an Assistant Project Manager in the Company’s Orange County Division. Ms. Scarborough received compensation in the amount of $108,100 for services rendered during 2005.

Access to Corporate Governance Documentation and Other Information Available on Our Website

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for each of the Audit, Compensation, Nominating and Corporate Governance, and Executive Committees are accessible via the Company’s website at www.standardpacifichomes.com through the “Investor Relations” link under the heading, “Corporate Governance.” In addition, the procedures for stockholders to communicate with the Board of Directors is also set forth on our website through the “Investor Relations” link. You may also request a copy of any of the foregoing documents, at no cost to you, by writing or calling the Corporate Secretary at the Company’s principal executive offices. The address and telephone number of the Company’s principal executive offices are listed on page 27 of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee for the 2005 calendar year consisted of the following members of the Board of Directors: Larry D. McNabb (Chairman), Jeffrey V. Peterson and Frank E. O’Bryan. There are no compensation committee interlocks between the Company and other entities involving the Company’s executive officers and directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of the Company’s named executive officers for 2005, as well as the compensation paid to each such individual for the two previous years.

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus(A) ($)	Other Annual Compensation	Securities Underlying Options(#)	Restricted Stock Awards (B)($)	All Other Compensation (C)($)
Stephen J. Scarborough Chairman of the Board and Chief Executive Officer	2005 2004 2003	956,000 956,000 803,600	15,993,333 11,533,857 7,539,712	8,500 9,338 —	— 60,000 80,000	4,527,900 5,407,500 —	5,774 5,910 5,408

Michael C. Cortney President	2005 2004 2003	756,000 756,000 606,000	10,662,222 7,689,231 5,026,474	8,500 9,338 —	— 40,000 60,000	2,612,250 3,090,000 —	5,774 5,910 5,408

Douglas C. Krah(D) President, Northern California Region	2005 2004	331,000 271,000	2,900,643 1,500,000	8,500 9,338	— 15,000	870,750 1,419,600	5,414 5,910

Scott D. Stowell President, Southern California Region	2005 2004 2003	331,000 291,000 256,000	4,061,612 3,750,000 2,500,000	8,500 9,338 —	— 15,000 18,000	870,750 1,419,600 —	5,270 5,910 5,270

Kathleen R. Wade President, Southwest Region	2005 2004 2003	331,000 291,000 256,000	2,031,075 1,500,000 1,000,000	8,500 9,338 —	— 15,000 18,000	870,750 1,081,500 —	5,414 5,910 5,414

(A)	Bonuses represent amounts earned for the indicated year, although such amounts may be paid in the subsequent year or otherwise deferred pursuant to the Company’s Deferred Compensation Plan. For 2005, the total amount reflected for Mr. Krah, Mr. Stowell and Ms. Wade includes $604,457, $61,612 and $400,000 paid in restricted stock. The restricted stock was granted on February 3, 2006 and vests in equal installments on each of the first three anniversaries of the grant date.

(B)	For 2005, includes 130,000, 75,000, 25,000, 25,000 and 25,000 shares of restricted Company common stock issued (or deemed to have been issued but deferred pursuant to the Company’s 2005 Deferred Compensation Plan) on February 16, 2006 to each of Messrs. Scarborough, Cortney, Krah, Stowell and Ms. Wade, respectively, in accordance with the terms of the Company’s Performance Share Award program, based on the return on equity achieved by the Company for the 2005 calendar year. One-third of such shares vested upon issuance, with an additional one-third of such shares vesting on each of the first two anniversaries of the issue date. For 2004, includes 140,000, 80,000, 28,000, 28,000 and 28,000 shares of restricted Company common stock issued on February 16, 2005 to each of Messrs. Scarborough, Cortney, Krah, Stowell, and Ms. Wade, respectively, in accordance with the terms of the Company’s Performance Share Award Program, based on the return on equity achieved by the Company for the 2004 calendar year. One-third of such shares vested upon issuance, an additional one-third vested on February 16, 2006 and the final one-third of such shares will vest on February 16, 2007. In addition Messrs. Krah and Stowell’s totals for 2004 include discretionary awards of 10,000 shares of restricted Company common stock issued on February 1, 2005. One-third of Mr. Krah and Mr. Stowell’s discretionary restricted share awards vest on each of the first three anniversaries of the date of grant. The amounts reflected in this column do not include the restricted stock paid to Mr. Krah, Mr. Stowell and Ms. Wade as a bonus that is described in footnote (A). Each of the named executive officers is entitled to vote and receive dividends with respect to the restricted shares owned by him or her, irrespective of whether or not the shares have vested. Messrs. Scarborough, Cortney, Krah, Stowell and Ms. Wade, respectively, held an aggregate of 93,332, 53,332, 28,666, 28,666 and 18,666 shares of restricted stock, valued at $3,434,618, $1,962,618, $1,054,909, $1,054,909 and $686,909 as of December 31, 2005.

(C)	Includes the Company contributions to the Company’s 401(k) retirement plan which amounted to $5,000 per year for each named executive officer. The balance of this amount for each named executive officer, after deducting the Company’s 401(k) contributions, represents premiums on life, long term disability, and travel & accident insurance coverages paid by the Company.

(D)	Information for Mr. Krah is provided beginning in fiscal year 2004, the year in which Mr. Krah first became an executive officer of the Company.

OPTION GRANTS IN LAST FISCAL YEAR

None of the Company’s named executive officers received a stock option grant during fiscal year 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTIONS VALUES

The following table shows option exercises of the named executive officers during 2005 and the number of unexercised options held by the named executive officers which were exercisable and unexercisable at December 31, 2005.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2005(#)		Value of Unexercised In-the-Money Options at December 31, 2005($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen J. Scarborough	306,132	11,253,425	1,279,202	66,666	36,993,943	904,453
Michael C. Cortney	41,000	1,267,150	656,334	46,666	17,950,469	647,627
Scott D. Stowell	14,000	423,920	151,398	16,000	3,868,448	212,720
Kathleen R. Wade	70,000	1,789,664	27,000	16,000	545,215	212,720
Douglas C. Krah	29,668	959,100	8,000	13,332	206,400	159,107

(1)	On December 31, 2005, the closing price of the Company’s common stock was $36.80 per share.

Employment Agreements

The officers of the Company are elected annually and serve at the discretion of the Board of Directors. None of the named executive officers of the Company is a party to an employment contract.

Change in Control Agreements

Most of the Company’s executive officers are party to an agreement with the Company providing for payment of severance benefits to the executive officer in the event of termination of his or her employment in connection with a change of control of the Company. The severance benefits are payable if the Company terminates the employment of the executive officer without cause or the executive officer voluntarily terminates his or her employment for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place) within two years after a change of control or prior to and in connection with, or in anticipation of, such a change.

The severance benefits generally consist of (1) a lump sum payment equal to two times the executive officer’s annual base salary and two times his or her average annual bonus and incentive compensation determined over the three prior years; and (2) continuation for two years of the Company life, health and disability insurance (without an exclusion for pre-existing conditions), car allowance and any cash-in-lieu payments. The benefits provided by the change in control agreements will be increased to the extent the executive officer has to pay taxes associated with “excess parachute payments” under the Internal Revenue Code, such that the net amount received by the executive officer is equal to the total payments he or she would have received had the tax not been incurred. As Chief Executive Officer, Mr. Scarborough’s agreement provides for payments equal to three times his base salary and average annual bonus, and the continuation of benefits for three years.

In addition, each of the Company’s executive officers has been granted stock options, restricted stock, and performance awards pursuant to the terms of the Company’s various Stock Incentive Plans. These awards will vest upon a change of control of the Company pursuant to the terms of the awards as well as pursuant to the change in control agreements described above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2005 with respect to the shares of common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities listed in column (a)) (c)
Equity compensation plans approved by stockholders(1)(3)	4,895,241	$17.62	3,878,048
Equity compensation plans not approved by stockholders(2)(3)	89,444	$8.25	309,887
Total	4,984,685	$17.45	4,187,935

(1)	Consists of the 1991 Employee Stock Incentive Plan, the 1997 Stock Incentive Plan, the 2000 Plan, and the 2005 Plan. The 1991 Employee Stock Incentive Plan is terminated, and, thus, no additional awards will be made under such plan. No shares are currently available for issuance pursuant to the 1997 Plan. Under the 2000 and 2005 Plan, 104,000 and 1,315,333 shares, respectively, are available for award as Incentive Stock Awards, including restricted stock.

(2)	Consists of awards under our 2001 Non-Executive Officer Stock Incentive Plan, approved by our Board of Directors on April 24, 2001. Under the 2001 Plan, 309,887 shares are available for award as Incentive Stock Awards, including restricted stock.

(3)	Each plan is administered by the Compensation Committee of the Board of Directors and provides the committee discretion to award options, incentive bonuses or incentive stock to employees, directors, and executive officers of the Company and its subsidiaries, except that awards under the 2001 Non-Executive Officer Stock Incentive Plan may not be granted to directors or executive officers. The committee is also authorized to amend, alter or discontinue each plan, except to the extent that it would impair the rights of a participant. Generally, each option granted under each plan will be exercisable no earlier than one year from the date of grant, at an exercise price per share equal to or greater than the fair market value of common stock on the date of grant. In addition, options may not be repriced without the prior approval of the Company’s stockholders. Incentive bonus and incentive stock awards granted under each plan may be subject to performance criteria or other conditions designated by the committee at the time of grant.

The following reports of the Compensation Committee and Audit Committee and the stock performance graph that appears immediately after such reports shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

REPORT OF THE COMPENSATION COMMITTEE

The members of the Compensation Committee are responsible for, among other things, (1) establishing the Company’s compensation philosophy, objectives and policies, (2) reviewing and approving compensation and benefit levels of the Company’s executive officers, including reviewing and approving equity based compensation awards, (3) annually appraising the performance of the Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to the other executive officers of the Company and (4) administering the Company’s compensation plans, including its stock incentive plans. Each of the members of the Compensation Committee is an independent director as determined by the Board of Directors based on the New York Stock Exchange listing rules. The Company’s Corporate Governance Guidelines are published on the Investor Relations—Corporate Governance section of the Company’s website at www.standardpacifichomes.com.

Overall Executive Compensation Philosophy

The compensation philosophy of the Company is that a substantial portion of the annual compensation of each executive officer should be based upon the performance of the Company and the contribution to that performance made by each executive officer. The Compensation Committee further believes that the level of executive compensation should be such that it attracts and retains key employees and provides incentives to such employees to assist the Company in achieving strategic and financial goals which should ultimately enhance the value of the Company’s stock. Consistent with this philosophy, the Compensation Committee believes that:

•	The Company’s executives should receive a base salary that is generally competitive with those paid by other publicly held homebuilding companies with consideration given to the executives’ experience, duties and responsibilities;

•	Annual cash incentive opportunities should represent a significant portion of total compensation for executives and should provide for variations in operating and individual performance; and

•	Stock incentives, including stock options, restricted stock and stock grants, should be used to encourage executive ownership of our equity, providing for meaningful downside risk and upside potential and more directly linking executives’ rewards with stockholders’ risks and opportunities.

Compensation Elements for Executive Officers

The basic elements of the Company’s executive compensation approach are as follows:

Base Salary and Bonus.    Base salary is paid for ongoing performance throughout the year and is set for each executive based on the criteria described above. Cash and stock bonuses are generally paid in February or March for the prior year’s performance. In the case of executives responsible for overseeing the Company’s overall or regional operations, the bonuses are designed to provide a direct link to the financial results of those operations. Under the Company’s Management Incentive Bonus Plan approved by shareholders in May 2000 (the “Bonus Plan”), Mr. Scarborough, the Company’s Chairman of the Board and Chief Executive Officer, is paid an incentive bonus equal to 2.25% of the consolidated pretax operating income of the Company. Mr. Cortney, the Company’s President, is paid an incentive bonus equal to 1.5% of the consolidated pretax operating income of the Company. For 2006, 20% of the incentive bonuses payable to Mr. Scarborough and Mr. Cortney under the Bonus Plan will be paid in Company common stock and the balance in cash. These shares will be non-transferable for a one-year period. The Compensation Committee believes that paying a portion of these annual bonuses in stock will promote stock ownership by these executives and better align the interests of Messrs. Scarborough and Cortney with the interests of stockholders. The Company’s Regional Presidents, Messrs. Dickson, Krah and Stowell and Ms. Wade, are paid an incentive bonus, generally in cash with a portion potentially in shares of restricted stock, primarily based on the pretax operating results of their respective regions. Each has also, from time to time, received a discretionary bonus based on the Compensation Committee’s subjective evaluation of each executive’s performance. The non-discretionary bonuses paid to our Regional Presidents are subject to a threshold required minimum level of pretax operating income before any bonus can be earned as well as a cap on the maximum bonus that may be earned.

Performance Share Awards.    In January 2004, the Compensation Committee began a program of annual grants to executives of performance share awards. These awards are designed to incentivize management to meet or exceed an annual return on equity target and to increase executive ownership of the Company’s common stock. Return on equity was selected as the performance criteria for the awards based on the Compensation Committee’s belief that return on equity is measurable and comparable between peer companies and is a long-term driver of Company stock price performance. Performance share awards entitle the participating executives to receive grants of shares of restricted stock based on the degree to which the Company’s return on average equity during the performance period, typically a calendar year, meets a targeted return on equity. No restricted shares are issued if a threshold return on average equity is not met and there is a cap on the maximum number of restricted shares that may be issued. The Compensation Committee also retains the authority to reduce the number of shares of restricted stock to be issued by up to 25% of the targeted award based on the committee’s subjective evaluation of the effectiveness of management during the performance period. The restricted shares issued under the program vest over a three year period from the issue date of the performance share awards. In addition, during this vesting period the restricted shares, including vested shares, are non-transferable, except to the extent sold to fund tax withholding obligations. The Compensation Committee believes that these vesting and non-transferability provisions result in significant long-term downside risk as well as upside potential to executives, further aligning their interests with the Company’s other stockholders.

Stock Options.    The Compensation Committee has granted stock options to executives from time to time to incentivize executives on a long-term basis and provide an important equity link to other stockholders. No stock option grants were made to executives in 2005. A grant of stock options to executives was made in February 2006. Options issued pursuant to that grant have an exercise price of $37.03 (fair market value on the date of grant) and vest in three equal installments, dependent upon the Company’s share price meeting or exceeding price hurdles of $50.00, $55.00 and $60.00 per share, respectively. These options have a five-year term. Under the Company’s stock incentive plans, subject to limited exceptions, the exercise price of stock options must equal or exceed 100% of the fair market value of the underlying shares on the date of grant and outstanding stock options may not be repriced, unless the repricing is approved by stockholders. The Compensation Committee has never issued options to executives at an exercise price of less than fair market value.

Executive Stock Ownership Guidelines.    The Board of Directors has adopted Executive Stock Ownership Guidelines for the purpose of further aligning the interests and actions of the executives with the interests of the Company’s stakeholders. Under the guidelines, each of the Chief Executive Officer and President is encouraged to own shares of common stock with a value of not less than five times such officers’ base salary. Each of the other executives of the Company is encouraged to own shares of common stock with a value of not less than three times such officer’s base salary. The guidelines were adopted effective January 1, 2005 and contemplate a three year phase-in period to reach the targeted ownership levels. As of December 31, 2005, seven of the Company’s nine executives exceeded the guideline, notwithstanding that compliance with the guideline will not be fully phased in until December 31, 2007. The Executive Stock Ownership Guidelines are accessible via the Company’s website at www.standardpacifichomes.com through the “Investor Relations” link under the heading, “Corporate Governance.”

Deferred Compensation Plan.    The Company’s 2005 Deferred Compensation Plan (the “Plan”) provides executives, directors, and other eligible key employees the opportunity to defer compensation which would otherwise be paid to such individuals on a current basis. The amount of compensation deferred by each participant in the Plan is determined based on elections by the Plan participants, subject to individual limits established by the Compensation Committee. The Company does not make any matching contributions to the Plan. Deferred amounts are deposited in a “rabbi trust” and invested in individual participant life insurance contracts owned by and for the benefit of the Company. The Company may elect to discontinue the funding of the trust at any time. In the case of cash deferrals, participants elect deemed investments for their deferrals from a variety of benchmark funds. The return on the underlying benchmark fund determines the amount of earnings or losses that are credited or debited to the participant’s account. At present, the investment choices are the same funds offered by the Company in its 401(k) plan to employees generally and none of these investment choices offers a preferred return funded in whole or in part by the Company. In the case of deferrals of restricted or bonus stock, the participant’s investment account is credited with the value of the dividends which would have been paid on the deferred shares had they been issued.

Compensation of Chief Executive Officer and President

Base Salary.    Messrs. Scarborough and Cortney earned base salaries of $956,000 and $756,000, respectively, for 2005. Based on the Compensation Committee’s review of compensation for similar positions within the homebuilding industry and subjective evaluation of the executives’ duties, responsibilities and performance, as well as the Committee’s desire to continue the Company’s deductibility of this compensation under the limits of Section 162(m) of the Internal Revenue Code as described below, Mr. Scarborough’s base salary for 2006 remained set at $956,000 and Mr. Cortney’s base salary for 2006 increased to $806,000.

Bonus Plan.    Under the Company’s bonus formula for Mr. Scarborough set forth in the Bonus Plan as in effect for 2005, Mr. Scarborough received a cash bonus of $15,993,333, which is equal to 2.25% of the Company’s 2005 consolidated pretax operating income. Under the Company’s bonus formula for Mr. Cortney set forth in the Bonus Plan as in effect for 2005, Mr. Cortney received a bonus of $10,662,222, which is equal to 1.5% of the Company’s 2005 consolidated pretax operating income.

Following a review of Messrs. Scarborough and Cortney’s 2005 performance, the Company’s 2006 business plan, and applicable comparative compensation data, the committee decided to use the same bonus formulas for each of them under the Bonus Plan as were used in 2005, subject to the adjustment that 20% of any bonus otherwise payable in cash under the Bonus Plan will be paid in Company common stock and will be non-transferable for a one-year period. The Compensation Committee believes that paying a portion of these annual bonuses in stock will promote stock ownership by these executives and further align the interests of Messrs. Scarborough and Cortney with the interests of other stockholders.

Performance Share Awards.    In March 2005, Mr. Scarborough and Mr. Cortney were granted performance share awards with share targets of 114,000 and 66,000 shares, respectively. The targeted return on average equity for 2005 under the awards was established by the Compensation Committee during the first quarter of the calendar year at the level of 25.5%. The actual return on average equity achieved by the Company for 2005 was 29.0%. Based on this result and the Compensation Committee’s subjective evaluation of management’s effectiveness, these awards resulted in the grant to Mr. Scarborough and Mr. Cortney of 130,000 and 75,000 shares of restricted stock, respectively. These shares of restricted stock vest over a three year period from the issue date of the performance share awards and are non-transferable during this period, except to the extent sold to fund tax withholding obligations.

For 2006, Mr. Scarborough and Mr. Cortney were granted performance share awards with share targets of 60,000 and 40,000, respectively. The lower level of share awards reflects the addition of stock option awards in January 2006, as described below. As with the 2005 grant, vesting of these performance shares is contingent upon the Company achieving a threshold percentage of return on average equity and the actual number of shares issued is subject to a variance of up to 25% based upon the Compensation Committee’s subjective evaluation of management’s effectiveness.

Stock Options.    Mr. Scarborough and Mr. Cortney were not granted stock options during 2005. In January 2006, Messrs. Scarborough and Cortney were granted 250,000 and 150,000 stock options, respectively. Options issued pursuant to that grant have an exercise price of $37.03 (fair market value on the date of grant) and vest in three equal installments, dependent upon the Company’s share price meeting or exceeding price hurdles of $50.00, $55.00 and $60.00 per share, respectively. The Compensation Committee believes that linking the vesting of these options to increases in share price directly aligns Mr. Scarborough and Mr. Cortney’s interests with the Company’s other stockholders.

Tax Deductibility under Section 162(m)

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct certain forms of compensation in excess of $1,000,000 paid to the Named Executive Officers that are employed by the Company at year-end. The Compensation Committee believes that it is generally in the Company’s best interests to comply with Code Section 162(m). Accordingly, the Compensation Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Code Section 162(m).

COMPENSATION COMMITTEE

Larry D. McNabb

Jeffrey V. Peterson

Frank E. O’Bryan

March 13, 2006

REPORT OF THE AUDIT COMMITTEE

To: The Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters it is required to discuss with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2005 filed by the Company with the Securities and Exchange Commission.

AUDIT COMMITTEE

Douglas C. Jacobs

Ronald R. Foell

Larry D. McNabb

March 13, 2006

STOCK PRICE PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns to stockholders for the Company, as compared with the Standard & Poor’s 500 Composite Stock Index and the Dow Jones Industry Group—U.S. Home Construction Index. The graph assumes reinvestment of all dividends.

Comparison Of Five-Year Cumulative Total Stockholders’ Return

Among Standard Pacific Corp., The Standard & Poor’s 500 Composite Stock Index And

The Dow Jones Industry Group-U.S. Home Construction Index

The above graph is based upon common stock and index prices calculated as of year-end for each of the last five calendar years. The Company’s common stock closing price on December 30, 2005 was $36.80 per share. On March 13, 2006, the Company’s common stock closed at $31.89 per share. The stock price performance of the Company’s common stock depicted in the graph above represents past performance only and is not necessarily indicative of future performance.

INFORMATION CONCERNING AUDITORS

Ernst & Young was retained to audit the Company’s consolidated financial statements for 2005 and to provide various other services to the Company and its subsidiaries. In addition, as part of its annual process, the Audit Committee will consider and appoint the Company’s auditors for fiscal year 2006. Representatives of Ernst & Young will be present at the 2006 Annual Meeting and they will be given an opportunity to make a statement if they desire to do so and will be available to respond to any appropriate questions from stockholders.

Audit Fees and All Other Fees

The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for fiscal years ended December 31, 2005 and 2004.

	Fiscal Year Ended December 31,
	2005	2004
Audit Fees(1)	$987,864	$1,044,396
Audit-related Fees(2)	$4,000	$10,839
Tax Fees(3)	$25,000	$—
All Other Fees	—	—
Total(4)	$1,016,864	$1,055,235

(1)	Includes fees and expenses related to fiscal year audits and interim reviews of the Company and its financial services subsidiary, Family Lending Services, Inc., services rendered in connection with public securities offerings, and fees incurred in connection with auditing the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Does not include $199,500 in fees and expenses related to fiscal year audits and interim reviews of unconsolidated joint ventures with respect to which the Company, directly or indirectly, is the managing member.

(2)	For 2005, includes fees and expenses related to an online subscription to Ernst & Young’s internal accounting literature database. For 2004, includes fees and expenses for performing agreed upon procedures related to the calculation of executive officer bonus amounts for the Compensation Committee.

(3)	Includes fees related to research with respect to various tax issues.

(4)	None of the fees listed above were approved by the Audit Committee in reliance on a waiver from pre-approval under Rule 2-01(c)(7)(i)(C).

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by the independent auditor. For audit services, each year the independent auditor provides the Committee with an engagement letter outlining the scope of the audit and review services proposed to be performed during the year and the cost for performing such services, which must be formally approved by the Committee before such services commence.

Each year, management submits to the Committee a list of audit-related and non-audit services with respect to which the independent auditor may be engaged. When assessing whether it is appropriate to engage the independent auditor to perform such services, the Committee considers, among other things, whether such services are consistent with the auditor’s independence. After making such a determination the Committee approves the proposed audit-related and non-audit services and an aggregate cap on fees associated with such services. In addition, management submits to the Committee a schedule providing detail of audit related and non-audit related services that were rendered by the independent auditor since the prior meeting.

In order to expedite the handling of unexpected matters, the Committee has authorized its Chairman to approve audit and non-audit services that do not fall within the pre-approved list. If the Chairman approves such services, he reports the action taken to the Committee at its next regular meeting. All audit, audit-related and permissible non-audit services provided by the Company’s independent auditors to the Company for the fiscal year ended December 31, 2005 were approved or pre-approved in accordance with the foregoing policy. In addition, the Audit Committee considered the provision of the services listed in the table above by Ernst & Young and determined that the provision of such services was compatible with maintaining the independence of Ernst & Young.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

Any eligible stockholder of the Company wishing to have a proposal considered for inclusion in the Company’s 2007 proxy solicitation materials, including director nominations, must set forth such proposal in writing and file it with the Company’s Corporate Secretary on or before November 30, 2006. The Board will review new proposals from eligible stockholders if they are received by November 30, 2006 and will determine whether such proposals will be included in the Company’s 2007 proxy solicitation materials. A stockholder is eligible to present proposals to the Board of Directors if he or she is the record or beneficial owner of at least one percent, or $2,000 in market value, of Company securities entitled to be voted at the 2007 Annual Meeting and has held such securities for at least one year, and he or she continues to own such securities through the date on which the meeting is held. Proposals must be submitted in accordance with the Company’s bylaws and comply with Securities and Exchange Commission regulations promulgated pursuant to Rule 14a-8 of the Exchange Act of 1934, as amended.

If a stockholder desires to have a proposal presented at the Company’s annual meeting of stockholders in 2007 and the proposal is not intended to be included in the Company’s related 2007 proxy solicitation materials, the stockholder must give advance notice to the Company in accordance with the Company’s bylaws. According to the bylaws of the Company, in order for a stockholder proposal to be properly brought before any meeting of stockholders, the stockholder must give notice of the proposal in writing to the Company’s Corporate Secretary at the Company’s principal executive offices not less than 90 days in advance of the meeting or, if later, the seventh day following the first public announcement of the date of the meeting. All stockholder proposals must include the information required by the Company’s bylaws. Stockholders may contact the Company’s Corporate Secretary at the address set forth on the next page of this proxy statement for a copy of the bylaw provisions that set forth the requirements for making stockholder proposals and nominating director candidates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, all of the reports required under Section 16(a) of the Securities Exchange Act of 1934, during or with respect to the fiscal year ended December 31, 2005, were filed on a timely basis, except that a Form 4 related to Stephen J. Scarborough’s exercise and hold of 5,000 options was not timely filed.

FORM 10-K ANNUAL REPORT

Along with this proxy statement, the Company has provided each stockholder entitled to vote, a copy of its Annual Report to Stockholders and Annual Report on Form 10-K. The Company incorporates herein the information set forth in Item 10 of our Form 10-K relating to the executive officers of the Company. The Company will provide, without charge, an additional copy of its Annual Report on Form 10-K for the year ended December 31, 2005 (without the exhibits thereto) and/or a copy of the exhibits to its 2005 Form 10-K, upon the written or oral request of any stockholder or beneficial owner of its common stock. Requests should be directed to the following address:

Clay A. Halvorsen

Corporate Secretary

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618-2338

(949) 789-1600

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board of Directors of the Company was not aware of any other matters which would be presented for action at the Annual Meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

By Order of the Board of Directors

/s/    CLAY A. HALVORSEN

Clay A. Halvorsen

Secretary

Irvine, California

March 27, 2006

STANDARD PACIFIC CORP.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR THE ANNUAL MEETING MAY 10, 2006

P R O X Y

The undersigned, a stockholder of STANDARD PACIFIC CORP., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report to Stockholders; and, revoking any proxy previously given, hereby constitutes and appoints Stephen J. Scarborough, Andrew H. Parnes and Clay A. Halvorsen, and each of them, as his, her or its true and lawful agents and proxies with full power of substitution in each, to vote the shares of common stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Fairmont Hotel, 4500 MacArthur Blvd., Newport Beach, CA 92660, on Wednesday, May 10, 2006, at 10:30 A.M., local time, and at any adjournment thereof, on all matters coming before such meeting as set forth on the reverse hereof.

IF A BOX IS CHECKED, YOUR SHARES SHALL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF YOU FAIL TO MARK ONE OF THE BOXES FOR A PROPOSAL, THIS PROXY WILL BE VOTED, IN THE CASE OF THE ELECTION OF DIRECTORS, FOR EACH OF THE LISTED NOMINEES FOR DIRECTOR, IN THE CASE OF PROPOSAL 2, AGAINST THE PROPOSAL, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL OTHER BUSINESS THAT COMES BEFORE THE MEETING.

SEE REVERSE SIDE	PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY INTERNET OR TELEPHONE.	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

^    FOLD AND DETACH HERE    ^

The Annual Meeting of Stockholders of

Standard Pacific Corp.

Will be held at:

The Fairmont Hotel

4500 MacArthur Blvd.

Newport Beach, CA 92660

May 10, 2006

10:30 A.M., Local Time

Please Mark Here for Address Change	☐

SEE REVERSE SIDE

Unless otherwise specified, this proxy will be voted FOR the election of each nominee for director listed below and AGAINST proposal 2.

1. Election of Three Class III Directors.	FOR the nominees listed (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees ☐	Nominees: 01. Michael C. Cortney 02. Ronald R. Foell 03. Jeffrey V. Peterson	2. Approval of the stockholder proposal regarding energy efficiency. FOR AGAINST ABSTAIN ☐ ☐ ☐
To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) in the space provided below.				3. The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please check this box if you plan to attend the Annual Meeting.	☐

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Signature	Date	Signature	Date

This proxy must be signed exactly as the stockholder name appears hereon. Executors, administrators, trustees, etc., should give their full title, as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

^ FOLD AND DETACH HERE ^

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/spf		Telephone 1-866-540-5760		Mail

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage- paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.